FORM OF
                            AMENDMENT TO THE AMENDED
                              DISTRIBUTION PLAN OF
                          LEGG MASON CASH RESERVE TRUST


     WHEREAS, Legg Mason Cash Reserve Trust (the "Trust") has adopted an Amended Distribution Plan (the "Plan") effective May 10, 1996;

     WHEREAS, the Trust's Board of Trustees (the "Board") has appointed Legg Mason Investor Services, LLC ("LMIS") as distributor to replace Legg Mason Wood Walker, Incorporated ("LMWW") pursuant to a Distribution Agreement that the Board approved on November 16, 2005 ("Distibution Agreement") in accordance with the requirements of Section 15 of the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Board, in accordance with the requirements of Rule 12b-1 under the 1940 Act, has amended the Plan to substitute LMIS for LMWW and its corresponding contractual duties under the Plan; and

     WHEREAS, LMIS is able and willing to provide the services required thereunder;

     NOW, THEREFORE, in accordance with the foregoing, all references to LMWW in the Plan are hereby replaced with LMIS and any reference to the Trust's underwriting agreement refers to the Distribution Agreement.


     IN WITNESS THEREOF, the Trust has executed this Amendment to the Plan as of the day and year set forth below:

Date: December 1, 2005


ATTEST:                                     LEGG MASON CASH RESERVE TRUST


By:                                         By:
    -------------------------                   -------------------
        Richard M. Wachterman                       Gregory T. Merz
        Secretary                                   Vice President